Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Leigh J. Abrams, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS THIRD CONSECUTIVE

RECORD YEAR FOR SALES AND PROFITS

White Plains, New York – February 15, 2005 – Drew Industries Incorporated (NYSE: DW) today announced a 29 percent increase in net income on a 50 percent increase in net sales for the year ended December 31, 2004.

Drew, a supplier of components for recreational vehicles (“RV”) and manufactured housing (“MH”), reported that net sales increased to a record $531 million in 2004 compared to $353 million in 2003. Net income increased to $25.1 million, or $2.37 per diluted share, in 2004 compared to $19.4 million, or $1.88 per diluted share, in the prior year. This is the third year in a row that Drew achieved record net sales and net income.

For the fourth quarter ended December 31, 2004, net income was $3.5 million, or $.33 per diluted share, compared to $4.2 million, or $.41 per diluted share, in the fourth quarter of 2003. Net sales for the quarter just ended reached $132 million, compared to $87 million in last year’s fourth quarter, driven by growth in both its RV and MH segments. As previously reported, 2004 fourth quarter results include an after-tax charge of $945,000, or $.09 per diluted share, due to an adverse jury verdict related to a workplace injury. The Company intends to move for a new trial or appeal the verdict based on the advice of counsel that the verdict is unsupported by the evidence.

“We are extremely pleased with our 2004 results, particularly in view of the many difficulties that we encountered, including the effect of unprecedented steel price increases and the adverse jury verdict,” said Leigh J. Abrams, Drew’s President and CEO. “Our management team proved their experience and took immediate and effective steps to mitigate the impact of material costs doubling and tripling, particularly in steel, our largest raw material.

“Our operating management made extraordinary efforts to obtain price increases or surcharges from our customers, without markup, that would be adequate to offset our higher steel costs. However, we did not receive the price increases as quickly as we had expected, which hurt our profits in the fourth quarter. Looking ahead, we do believe the sales price increases implemented in the 2005 first quarter are adequate to offset the vast majority of steel and other raw material cost increases we’ve endured.”

The Company estimates that as a result of steel and other raw material price increases, net income in the second half of 2004 was reduced by between $1.5 and $2.5 million, or $.15 to $.25 per diluted share after tax.

Exhibit 99.1

Abrams added, “The good news seems to be that steel prices have now stabilized, albeit at very high levels. However, the higher steel costs mean that we must utilize that much more capital to carry our steel inventory.”

During 2004, Drew’s Lippert Components subsidiary implemented plans to close six profitable, but underperforming factories. The production at these factories will now be absorbed by nearby Lippert factories. The anticipated savings from consolidating production will more than offset the after-tax charge of approximately $450,000 relating to plant closings, of which $275,000 or $.03 per diluted share was recorded in the 2004 fourth quarter.

Operating results for the fourth quarter of 2004 were also impacted by startup costs that resulted in an after-tax charge of approximately $200,000, or $.02 per diluted share, relating to new factories and newly introduced product lines. Direct costs, without considering management time, related to compliance with the Sarbanes-Oxley Act were approximately $1.1 million before taxes, which reduced net income by approximately $650,000 or $0.06 per diluted share, for 2004, including $350,000, or $.03 per diluted share, in the fourth quarter. It is anticipated that these costs may be slightly less in 2005.

Drew said its acquisition by Lippert Components of Zieman Manufacturing Company, which was completed on May 4, 2004, performed to expectations. Sales for the eight months since the acquisition were approximately $40 million, on par with Zieman’s sales for all of 2003. Zieman’s earnings were accretive to consolidated earnings of Drew.

“Changes are being made to conform Zieman’s RV and MH production methods to Lippert’s, which should further improve their margins,” said Abrams. “In addition, Zieman is in the process of expanding their very profitable marine and leisure chassis production from the West Coast of the United States to the rest of the country. Production of these products should commence in Indiana during the second quarter of 2005 and will continue to be included in our RV segment.”

Drew is also pleased to announce that it has just completed the restructuring of its line of credit with JPMorgan Chase, KeyBank and HBSC. The line is for $60 million and can be increased by $30 million with bank approval. In addition, Drew’s borrowing capacity was increased by entering into a “shelf” loan facility for $60 million with Prudential Investment Management Inc.

“Our continued market penetration, new product launches and consistent operating and cost disciplines drove an exceptional year for Drew, particularly in view of some of the challenges we faced,” said Abrams. “We gained market share in all our RV product lines, and we continued to add complementary lines through new product development as well as acquisitions that bode well for 2005.”

Recreational Vehicle Products Segment

Drew supplies windows, doors, chassis, slide-out mechanisms and power units, and electric stabilizer jacks, primarily for travel trailers and fifth-wheel RVs. During 2004, Drew introduced several new products for the RV motorhome market, sales of which had little impact on 2004, but are expected to grow during 2005.

Exhibit 99.1

Industry shipments of RVs continued to grow during 2004, with RV shipments up 15 percent as a whole and shipments of travel trailers and fifth-wheel RVs, Drew’s primary RV market, up nearly 19%. Drew’s RV segment far outperformed the industry by achieving a 58 percent increase in sales to a record $348 million in 2004, including a 55 percent sales increase in the fourth quarter of 2004. Even excluding price increases relating to steel and other raw materials and the $23 million of RV sales by newly-acquired Zieman in 2004, the RV segment achieved 2004 sales growth of approximately 35 percent, far exceeding the industry as a whole.

New products introduced in 2004 or set for launch during 2005 include slide-out mechanisms and leveling devices for motorhomes, axles for towable RVs, bath products and entry steps for RVs, and RV exterior parts that will be fabricated by Drew’s Kinro subsidiary on their new large part thermoformer. As previously reported by the Company, Kinro is continuing to work with the owner of the VEC process to perfect its use in Kinro’s commercial applications. In addition, Kinro has recently introduced a new composite material that also competes with fiberglass products. Drew said the market for all of these new products exceeds $250 million, and although Drew’s present market share is small, it will aggressively seek to expand in these product areas.

The operating profit margin of Drew’s RV segment declined to 9.2 percent in 2004 from 11.3 last year, and fell to 6.2 percent in the fourth quarter of 2004 compared to 9.9 percent in the same quarter in 2003. The declines in margin were largely due to continued increases in the cost of steel that were not fully captured through price increases to customers until early 2005. RV segment profits in 2004 were also impacted by the closure of underperforming facilities.

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum window and screens, chassis, chassis parts, and bath and shower units to the MH industry. The 131,000 homes produced by the MH industry in 2004 was on par with 2003, however production in the current year included 3,000 to 5,000 homes ordered by FEMA (Federal Emergency Management Agency) for temporary shelter for people displaced by the hurricanes that hit the southeastern United States.

Despite the flat industry shipments, Drew’s MH segment sales increased 37 percent to $183 million in 2004 from $134 million in 2003. Excluding price increases relating to steel and other raw materials and the $17 million of MH sales by newly-acquired Zieman, Drew’s MH segment achieved sales growth of approximately 10 percent.

The charge relating to the aforementioned adverse jury verdict reduced the operating profit margin of Drew’s MH segment. Excluding this charge, the operating profit margin of this segment increased slightly to 10.9 percent in 2004 from 10.7 percent last year, partly due to Drew’s ability to leverage fixed costs on higher sales. Segment margins remained fairly stable at 9.6 percent in the fourth quarter of 2004, compared to 9.7 percent in the fourth quarter last year.

“We are pleased with our continued ability to ride out the downturn in the MH market and, in fact, maintain our margins and take market share,” Abrams said. “We are encouraged by reports that industry production is expected to increase in 2005 to 140,000 to 150,000 homes from 131,000 homes in 2004. This expected increase is driven by lower repossessions, modest industry inventory levels, and an increase in the availability of credit, which is a key to the health of the market. Based on Drew’s product content per home, sales in our MH segment would be expected to increase approximately $13.5 million for every 10,000 homes that are produced over 2004 levels.”

Exhibit 99.1

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its fourth quarter and year-end earnings conference call Tuesday February 15, 2005, at 11:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 42202528. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 50 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly steel, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices, the outcome of litigation and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

# # #

Exhibit 99.1

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Year Ended December 31,		Quarter Ended December 31,

(In thousands, except per share amounts)	2004	2003	2004	2003

Net sales	$530,870	$353,116	$132,330	$86,772
Cost of sales	414,491	266,435	106,292	66,394

Gross profit	116,379	86,681	26,038	20,378
Selling, general and administrative expenses	72,811	52,404	19,668	13,125
Other income	428

Operating profit	43,996	34,277	6,370	7,253
Interest expense, net	3,139	3,034	872	694

Income from continuing operations before
income taxes	40,857	31,243	5,498	6,559
Provision for income taxes	15,749	11,868	2,047	2,239

Income from continuing operations	25,108	19,375	3,451	4,320
Discontinued operations (net of taxes)		48		(90)

Net income	$25,108	$19,423	$3,451	$4,230

Net income per common share:
Income from continuing operations:
Basic	$2.44	$1.92	$.33	$.42

Diluted	$2.37	$1.88	$.33	$.41

Discontinued operations, net of taxes:
Basic
Diluted
Net income:
Basic	$2.44	$1.92	$.33	$.42

Diluted	$2.37	$1.88	$.33	$.41

Weighted average common shares outstanding:
Basic	10,282	10,075	10,314	10,169

Diluted	10,599	10,297	10,600	10,421

Depreciation and amortization	$9,300	$7,863	$2,458	$1,985

Capital expenditures	$27,058	$5,073	$7,277	$1,167

Exhibit 99.1

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,

(In thousands)	2004	2003	2004	2003

Net sales
RV Segment	$347,584	$219,505	$84,728	$54,495
MH Segment	183,286	133,611	47,602	32,277

Total	$530,870	$353,116	$132,330	$86,772

Operating Profit
RV Segment	$31,832	$24,779	$5,234	$5,387
MH Segment	18,547	14,358	3,049	3,139

Total segments operating profit	50,379	39,137	8,283	8,526
Amortization of intangibles	(1,032)	(782)	(279)	(211)
Corporate and other	(5,779)	(4,078)	(1,634)	(1,062)
Other income	428

Operating profit	$43,996	$34,277	$6,370	$7,253

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	December 31,

(In thousands, except ratios)	2004	2003

Current assets
Cash and cash equivalents	$2,424	$8,781
Accounts receivable, trade, less allowance	26,099	14,844
Inventories	72,332	37,311
Prepaid expenses and other current assets	10,552	7,478

Total current assets	111,407	68,414
Fixed assets, net	99,781	72,211
Goodwill	16,755	12,333
Other intangible assets	6,070	4,953
Other assets	4,040	2,193

Total assets	$238,053	$160,104

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$12,121	$9,931
Accounts payable, accrued expenses and other current liabilities	42,082	28,783

Total current liabilities	54,203	38,714
Long-term indebtedness	59,303	24,825
Other long-term obligations	2,503	2,912

Total liabilities	116,009	66,451
Total stockholders' equity	122,044	93,653

Total liabilities and stockholders' equity	$238,053	$160,104

Current ratio	2.1	1.8
Total indebtedness to stockholders' equity	0.6	0.4